Exhibit 99.1

    FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Greg Gin/Robert Jones (646) 445-4801; (646) 201-5447 ggin@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Completes Acquisition of Navilyst Medical

ALBANY, N.Y. (May 22, 2012) – AngioDynamics (Nasdaq: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, announced it has completed its acquisition of Navilyst Medical. Based on yesterday’s closing price of $12.44 the transaction is valued at $355 million. The combination of the two companies is expected to double AngioDynamics share of the vascular access market, build critical mass in the peripheral vascular market and establish a strong operating platform for future growth.

“Today is an important day for AngioDynamics’ customers, shareholders and employees,” said Joseph DeVivo, President and Chief Executive Officer of AngioDynamics.  “We are a stronger and more competitive company as a result of scale, technology and talent gained by this acquisition.  Our integration plan is underway and we are excited to begin creating the new AngioDynamics.”

The acquisition and related transaction costs were financed through the issuance of approximately 9.5 million shares of AngioDynamics Common Stock, $150 million in drawn acquisition debt financing, and $97 million of balance sheet cash.  To satisfy any working capital adjustment and potential indemnification claims that may arise $20 million of purchase consideration has been placed in escrow.

Following the closing, the Company has approximately $50 million in cash and liquid investments, $150 million in debt, 35 million shares of Common Stock outstanding, and a $50 million undrawn revolving credit facility.  As a result of the acquisition, investment funds affiliated with Avista Capital Partners received approximately 9.4 million shares of AngioDynamics Common Stock in the transaction and entered into a stockholders agreement with the Company.

The combined Company will have a significantly larger financial profile entering AngioDynamics’ next fiscal year.  Financial guidance for fiscal year 2013 will be provided when AngioDynamics announces fiscal fourth quarter and full year financial results in July.

“We remain confident in our ability to deliver the financial performance and synergies previously indicated,” Mr. DeVivo said.

The Company also announced David Burgstahler and Sriram Venkataraman have joined AngioDynamics’ Board of Directors.  Mr. Burgstahler is a founding Partner of Avista, has been its President since 2009 and heads its global healthcare group. Prior to joining Avista, he was a Partner of DLJ Merchant Banking Partners. While at Avista, Mr. Burgstahler led the buyouts of the Boston Scientific Fluid Management and Venous Access Business (Navilyst Medical), the Bristol-Myers Squibb Medical Imaging business (now Lantheus Medical Imaging), BioReliance, and INC Research, among other transactions.  Mr. Venkataraman joined Avista in 2007 and is a Partner. Previously, he was a Vice President in the Healthcare Investment Banking group at Credit Suisse. Prior to Credit Suisse, he worked at GE Healthcare.

“We are pleased to welcome David and Sriram to the Board and Avista Capital Partners as a shareholder in AngioDynamics,” Mr. DeVivo added.  “Our Company will benefit from their significant health care experience and insight as we move forward to build an industry leader. I would also like to welcome the entire Navilyst team to the AngioDynamics family as our organizations come together as one.”

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm with more than $4 billion under management with offices in New York, Houston, and London. Founded in 2005, Avista's strategy is to make controlling or influential minority investments in growth-oriented energy, healthcare, communications & media, industrial and consumer businesses. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses. For more information, please visit: www.avistacap.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2011, and AngioDynamics’ Forms 10-Q for the quarterly periods ended November 30, 2011, and February 29, 2012. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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